Exhibit 99.1

NEWS RELEASE

Contact:	Scott D. Winters
Vice President - Investor Relations
713-579-6190 or 800-934-6083

FOR IMMEDIATE RELEASE

PXP ANNOUNCES FOURTH QUARTER

AND FULL YEAR 2006 RESULTS

Houston, Texas – February 22, 2007 – Plains Exploration & Production Company (NYSE: PXP) (“PXP” or the “Company”) today announced financial and operating results for the fourth quarter and full year 2006.

Highlights for the year 2006 and early 2007 include:

•	Stockholders realized a 19.6% total return for the year ended December 31, 2006. Since becoming a public company in 2002, PXP’s total return to stockholders has been 422%;

•

Reported improved financial performance: For the year PXP reported a $598 million net income versus a $214 million net loss in 2005; operating cash flow increased 66 percent (a non-GAAP measure) and cash margin per BOE increased 74 percent (a non-GAAP measure);

•	Repurchased approximately $300 million of PXP stock in 2006 or roughly 6.6 million of its common shares outstanding. Year end basic share count for PXP was 72.4 million shares;

•	Reduced long term debt from $797 million at year end 2005 to $236 million at year end 2006;

•

Achieved significant exploration success: PXP’s exploration investment in Gulf of Mexico Miocene trend prospects yielded three discoveries: Big Foot Prospect and Caesar Prospect, sold for $706 million, and the Friesian Prospect in Green Canyon Area, OCS 599, is awaiting development and further delineation drilling;

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•	Generated $1.6 billion in proceeds through sales of 43 MMBOE booked reserves and 47 MMBOE discovered unaudited reserves;

•	Achieved all-in $10.25 per BOE finding and development costs;

•	Expanded the exploration prospect portfolio in the Gulf of Mexico Miocene trend: The current inventory includes up to 30 high-impact prospects in various water depths; and

•	The Hurricane Deep Prospect in the OCS 310 Area on the South Marsh Island 217 lease, the McMoRan (MMR) operated #226 well, is an apparent discovery with logged pay in Miocene sands.

FOURTH QUARTER 2006

PXP reported fourth quarter 2006 net income of $383.6 million, or $5.02 per diluted share, on revenues of $207.6 million, compared to net income in the fourth quarter of 2005 totaling $70.8 million, or $0.90 per diluted share, on revenues of $274.4 million. Net income for the periods include a significant gain on the sale of oil and gas properties, a charge for extinguishment of debt, and other items. Without the effects of these items net income for the fourth quarter of 2006 would have been $35.2 million, or $0.46 per diluted share, compared to $31.0 million, or $0.39 per diluted share in 2005. See the end of this release for an explanation and reconciliation of all non-GAAP financial measures.

Operating cash flow, a non-GAAP measure, increased to $110 million in the fourth quarter of 2006 from $92 million in the prior year period. Cash margin, a non-GAAP measure, was $27.83 per BOE in the fourth quarter of 2006 compared to $22.88 per BOE in 2005.

Sales volumes during the fourth quarter 2006 were 53.9 thousand barrels of oil equivalent per day (BOEPD) compared to sales volumes of 60.7 thousand BOEPD during fourth quarter 2005. Lower volumes reflect the impact of the third quarter 2006 producing property sale.

Total production costs were $16.12 per BOE in the fourth quarter of 2006 compared to $13.54 per BOE in 2005. The increase per unit is primarily attributable to lower volumes and higher lease operating costs, attributable to higher expenditures for well workovers, repairs and maintenance, increased labor costs, and general cost increases from service providers.

FULL YEAR 2006

For the full year 2006 PXP reported net income of $597.5 million, or $7.64 per diluted share, on revenues of $1.0 billion, compared to a net loss of $214.0 million for the full year 2005, or $2.75 per diluted share, on revenues of $0.9 billion. Net income for the periods include a significant gain on the sale of oil and gas properties, losses on mark-to-market derivative contracts, a charge for extinguishment of debt, and other items. Without the effects of these items net income for the year would have been $244.5 million, or $3.13 per diluted share, compared to $105.0 million or $1.34 per diluted share in 2005.

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Operating cash flow, a non-GAAP measure, increased to $584 million for the year compared to $352 million reported in the prior year period. Cash margin, a non-GAAP measure, was $34.60 per BOE for the year compared to $19.89 per BOE in 2005.

Sales volumes for the year were 59.2 thousand BOEPD compared to 62.2 thousand BOEPD in 2005. Lower volumes reflect the impact of the third quarter 2006 producing property sale.

Total production costs were $14.49 per BOE for the year compared to $12.10 per BOE in 2005. The increase per unit is primarily attributable to lower volumes and higher lease operating costs, attributable to higher expenditures for well workovers, repairs and maintenance, increased labor costs, and general cost increases from service providers.

SHARE REPURCHASES

Through December 2006 PXP repurchased 6.6 million common shares at a cost of approximately $300 million. There is approximately $200 million remaining under the $500 million Board of Directors authorization granted December 2005. The Company expects to continue repurchasing shares from time to time in open market transactions or privately negotiated transactions at its discretion, subject to market conditions and other factors.

2006 RESERVES

As determined by its third party independent engineers, PXP’s year-end 2006 proven reserves totaled 352 million barrels of oil equivalent (MMBOE), compared to 401 MMBOE at year-end 2005. The independent engineers also determined that PXP has 153.5 MMBOE of probable and possible reserves from California producing properties. This estimate does not include any potential from current discoveries such as Friesian and Hurricane Deep or potential from T-Ridge offshore California.

The 2006 proven reserve total includes the effect of divesting 43.0 MMBOE proven reserves and 47 MMBOE unaudited reserves, net negative revisions of 2.7 MMBOE, net drill-bit additions of 18.8 MMBOE, and annual production of 22.4 MMBOE.

The Company’s total costs incurred for the year were $648 million, of which $272 million were exploration costs primarily in the Gulf of Mexico. During 2006, exploration drilling yielded three discoveries: Big Foot, Caesar, and Friesian. Friesian is being evaluated with additional drilling expected in 2007 while 47 MMBOE of unaudited reserves related to Big Foot and Caesar discoveries were sold for $706 million.

Year-end 2006 estimated proved reserves include approximately 333 million barrels of oil and liquids and 111 billion cubic feet of natural gas totaling 352 MMBOE proven. Approximately 52 percent of the proven reserves are classified as proved developed and the reserve-to-production ratio is about 17 years.

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The following table summarizes PXP’s 2006 and five-year reserve statistics.

	2006	2002-2006 (1)
(Million BOE)
Beginning Reserves	401.0	239.3
Extension/Discoveries/Improved Recovery	18.8	107.1
Discovered Unaudited Reserves (2)	47.1	47.1
Revisions	(2.7)	(25.4)
Acquisitions	—	257.1
Divestiture Booked	(43.0)	(135.9)
Divestiture Unaudited Reserves (2)	(47.1)	(47.1)
Production	(22.4)	(90.5)
Ending Reserves	351.7	351.7

($ Million)
Development Costs	$319.7	$931.0
Exploration Costs	$272.4	$468.5
Acquisition Costs	$55.5	$1,933.8
Total Costs Incurred	$647.6	$3,333.3

(1)	PXP was spun off from Plains Resources in December 2002

(2)	Big Foot & Caesar discovered and sold in 2006 for $706 million.

All-in F&D including the 47 MMBOE is $10.25 ($647.6 million / 63.2 MMBOE)

DEVELOPMENT - OPERATIONS UPDATE

In the Los Angeles Basin, PXP’s exit rate for the fourth quarter was approximately 14,100 net BOEPD. A total of 61 injection and producer wells were drilled through the end of the fourth quarter. Drilling activity this year was concentrated in the Inglewood Field on the Vickers-Rindge waterflood zone with 49 wells drilled. The remaining wells expanded the development in the Moynier and Rubel formations in the Inglewood Field and the Las Cienegas Field.

In the San Joaquin Valley, PXP’s exit rate for the fourth quarter 2006 was approximately 23,800 net BOEPD. A total of 157 injection and producer wells were drilled through the end of the fourth quarter. Drilling activity this year was concentrated on steam flood and horizontal-well development in the Midway Sunset and Cymric Fields. In the Midway Sunset Field 67 injection and producer wells were drilled, while in the Cymric Field 70 injection and producer wells were drilled. Drilling began in November at the Arroyo Grande Field with 3 wells drilled during the fourth quarter.

Offshore California, PXP’s exit rate for the fourth quarter 2006 was approximately 13,600 net BOEPD. At our Point Pedernales Field, we completed the fourth in-fill well. In the Gulf Coast region, PXP’s exit rate for the fourth quarter 2006 was approximately 2,900 net BOEPD.

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EXPLORATION - OPERATIONS UPDATE

The Hurricane Deep Prospect in the OCS 310 Area on the South Marsh Island 217 lease, the MMR operated #226 well, is an apparent discovery with logged pay in Miocene sands and is presently drilling below 20,000 feet. Other Miocene operations include current drilling or preparing to drill on the CAS Prospect on OCS South Timbalier 70, PXP operated #1 well, and the Cottonwood Point Prospect on OCS Vermilion 31, PXP operated #1 well.

OUTLOOK

The Company reaffirms its previously issued full-year 2007 operational guidance and issues full-year 2007 financial guidance in Form 8-K filed today.

FOURTH QUARTER EARNINGS CONFERENCE CALL

PXP will host a conference call today February 22, 2007 at 9:30 a.m. Central to discuss results and other forward-looking items. Investors wishing to participate may dial 1-800-567-9836 or 1-973-935-8460. The replay will be available through March 8, 2007 and can be accessed by dialing 1-877-519-4471 or 1-973-341-3080, Replay ID: 8337051. Slides for the conference call will be available in the Investor Information section of PXP’s website, http://www.plainsxp.com, during the conference call and for 60 days after the event date.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, developing, exploiting, exploring and producing oil and gas in its core areas of operation: onshore and offshore California, and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

*	reserve and production estimates,

*	oil and gas prices,

*	the impact of derivative positions,

*	production expense estimates,

*	cash flow estimates,

*	future financial performance,

*	planned capital expenditures, and

*	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual

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results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2005, for a discussion of these risks.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

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Plains Exploration & Production Company

Consolidated Statements of Income

(amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenues
Oil sales	$190,886	$218,900	$909,727	$734,032
Gas sales	16,440	54,128	106,319	206,736
Other operating revenues	265	1,390	2,457	3,652

	207,591	274,418	1,018,503	944,420

Costs and Expenses
Production costs
Lease operating expenses	42,483	35,106	179,741	140,595
Steam gas costs	22,484	27,260	63,811	78,277
Electricity	9,234	8,139	38,011	31,817
Production and ad valorem taxes	4,982	6,064	24,777	24,478
Gathering and transportation expenses	838	1,709	6,785	10,125
General and administrative	30,604	18,879	123,134	127,513
Depreciation, depletion and amortization	55,645	50,373	207,173	180,337
Accretion	2,103	1,973	9,609	7,578
Gain on sale of oil and gas properties	(637,508)	—	(982,988)	—

	(469,135)	149,503	(329,947)	600,720

Income from Operations	676,726	124,915	1,348,450	343,700
Other Income (Expense)
Interest expense	(7,493)	(15,382)	(64,675)	(55,421)
Debt extinguishment costs	(45,063)	—	(45,063)	—
Gain (loss) on mark-to-market derivative contracts	2,399	(6,904)	(297,503)	(636,473)
Interest and other income (expense)	3,376	3,544	43,398	3,324

Income (Loss) Before Income Taxes and Cumulative Effect of Accounting Change	629,945	106,173	984,607	(344,870)
Income tax (expense) benefit
Current	(86,131)	802	(142,378)	229
Deferred	(160,200)	(36,190)	(242,519)	130,629

Income (Loss) Before Cumulative Effect of Accounting Change	383,614	70,785	599,710	(214,012)
Cumulative effect of accounting change, net of tax	—	—	(2,182)	—

Net Income (Loss)	$383,614	$70,785	$597,528	$(214,012)

Earnings (Loss) Per Share
Basic
Income (loss) before cumulative effect of accounting change	$5.09	$0.90	$7.76	$(2.75)
Cumulative effect of accounting change	—	—	(0.03)	—

Net income (loss)	$5.09	$0.90	$7.73	$(2.75)

Diluted
Income (loss) before cumulative effect of accounting change	$5.02	$0.90	$7.67	$(2.75)
Cumulative effect of accounting change	—	—	(0.03)	—

Net income (loss)	$5.02	$0.90	$7.64	$(2.75)

Weighted Average Shares Outstanding
Basic	75,329	78,305	77,273	77,726

Diluted	76,464	79,084	78,234	77,726

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Plains Exploration & Production Company

Operating Data

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Daily Average Volumes
Oil and liquids sales (Bbls)	49,533	53,038	51,985	51,154
Gas (Mcf)
Production	34,957	59,195	56,519	80,435
Used in steam operations	8,707	13,435	13,214	14,358
Sales (1)	26,250	45,760	43,305	66,077
BOE
Production	55,359	62,904	61,405	64,560
Sales (1)	53,913	60,674	59,202	62,166
Unit Economics (in dollars) (2)
Average NYMEX Prices
Oil	$60.20	$60.03	$66.23	$56.61
Gas	6.51	12.97	7.21	8.62
Average Realized Sales Price Before
Derivative Transactions
Oil (per Bbl)	$49.82	$49.80	$55.63	$46.76
Gas (per Mcf)	6.81	10.32	6.73	7.15
Per BOE	49.08	51.71	53.76	45.96
Cash Margin per BOE (3)
Oil and gas revenues	$41.80	$47.18	$47.02	$39.92
Costs and expenses
Lease operating expenses	(8.56)	(6.07)	(8.32)	(5.97)
Steam gas costs	(4.53)	(4.71)	(2.95)	(3.32)
Electricity	(1.86)	(1.41)	(1.76)	(1.35)
Production and ad valorem taxes	(1.00)	(1.05)	(1.15)	(1.03)
Gathering and transportation	(0.17)	(0.30)	(0.31)	(0.43)

Gross margin before DD&A (GAAP)	25.68	33.64	32.53	27.82
Hedging expense included in oil and gas revenues	7.28	4.53	6.75	6.03
Cash derivative settlements
Oil & gas production	(4.55)	(16.11)	(4.15)	(14.40)
Natural gas purchases	(0.58)	0.82	(0.53)	0.44

Cash margin (Non-GAAP)	$27.83	$22.88	$34.60	$19.89

(1)	2005 amounts represent volumes presented on a basis consistent with 2006. See Note 2.

(2)	In 2005 gas revenues included amounts attributable to buy-sell contracts related to our thermal recovery operations in California and associated costs were included in steam gas costs. As a result of our adoption of EITF 04-13 effective January 1, 2006, in 2006 certain costs associated with such contracts are reflected as a reduction in gas revenues and the associated volumes are not included in sales volumes. Amounts per BOE reflected in the foregoing table are based on production volumes for 2005 and sales volumes for 2006.

(3)	Cash margin (a non-GAAP measure) is calculated by adjusting gross margin before DD&A (a GAAP measure) to exclude hedging expense included in oil and gas revenues and to deduct cash derivative settlements. Management believes this presentation may be helpful to investors as it represents the cash generated by our oil and gas production that is available for, among other things, capital expenditures and debt service. PXP management uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but to provide additional information that may be helpful in evaluating the Company's operational trends and performance.

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Plains Exploration & Production Company

Consolidated Balance Sheets

(in thousands of dollars)

	December 31, 2005	December 31, 2006
ASSETS
Current Assets
Cash and cash equivalents	$899	$1,552
Accounts receivable	113,193	148,691
Inventories	12,394	10,325
Deferred income taxes	51,084	128,816
Other current assets	7,226	3,948

	184,796	293,332

Property and Equipment, at cost
Oil and natural gas properties - full cost method
Subject to amortization	2,624,277	2,604,892
Not subject to amortization	142,096	112,204
Other property and equipment	41,392	32,866

	2,807,765	2,749,962
Less allowance for depreciation, depletion and amortization	(700,241)	(498,075)

	2,107,524	2,251,887

Goodwill	158,515	173,858

Other Assets	12,393	22,865

	$2,463,228	$2,741,942

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$131,639	$122,996
Commodity derivative contracts	95,162	85,596
Royalties and revenues payable	38,159	43,279
Stock appreciation rights	57,429	55,170
Income taxes payable	94,272	—
Other current liabilities	43,531	56,957

	460,192	363,998

Long-Term Debt
Revolving credit facility	235,500	272,000
8.75% Senior Subordinated Notes	—	276,538
7.125% Senior Notes	—	248,837

	235,500	797,375

Other Long-Term Liabilities
Asset retirement obligation	133,420	155,865
Commodity derivative contracts	18,114	440,543
Other	19,040	7,014

	170,574	603,422

Deferred Income Taxes	466,279	258,810

Stockholders’ Equity
Common stock	792	784
Additional paid-in capital	964,472	940,988
Retained earnings (deficit)	463,864	(133,664)
Accumulated other comprehensive income	—	(89,566)
Treasury stock, at cost	(298,445)	(205)

	1,130,683	718,337

	$2,463,228	$2,741,942

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Plains Exploration & Production Company

Consolidated Statements of Cash Flows

(in thousands of dollars)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Cash Flows from Operating Activities
Net income (loss)	$383,614	$70,785	$597,528	$(214,012)
Items not affecting cash flows from operating activities
Gain on sale of oil and gas properties	(637,508)	—	(982,988)	—
Depreciation, depletion, amortization and accretion	57,748	52,346	216,782	187,915
Deferred income taxes	160,200	36,190	242,519	(130,629)
Noncash debt extinguishment costs	9,289	—	9,289	—
Cumulative effect of adoption of accounting change	—	—	2,182	—
Commodity derivative contracts	33,724	32,142	443,258	620,564
Noncash compensation	5,172	(4,536)	37,766	55,271
Other noncash items	(204)	(24)	(268)	(93)
Change in assets and liabilities from operating activities	42,794	(11,744)	108,913	(55,682)

Net cash provided by operating activities	54,829	175,159	674,981	463,334

Cash Flows from Investing Activities
Exploration, development and other costs	(177,534)	(115,749)	(634,330)	(509,127)
Proceeds from sale of oil and gas properties	700,236	3,354	1,550,663	346,450
Derivative settlements	(25,217)	—	(93,411)	—
Other	(3,456)	(2,220)	(10,923)	(5,743)

Net cash provided by (used in) investing activities	494,029	(114,615)	811,999	(168,420)

Cash Flows from Financing Activities
Revolving credit facilities
Borrowings	436,200	411,500	1,618,900	1,504,200
Repayments	(200,700)	(378,000)	(1,655,400)	(1,342,200)
Principal payments of long-term debt	(524,863)	—	(524,863)	—
Derivative settlements	(593,283)	(94,518)	(621,862)	(459,450)
Treasury stock purchases	(197,628)	—	(298,445)	—
Excess tax benefit from stock-based compensation	2,899	—	2,899	—
Other	(12,833)	720	(8,862)	2,543

Net cash used in financing activities	(1,090,208)	(60,298)	(1,487,633)	(294,907)

Net decrease in cash and cash equivalents	(541,350)	246	(653)	7
Cash and cash equivalents, beginning of period	542,249	1,306	1,552	1,545

Cash and cash equivalents, end of period	$899	$1,552	$899	$1,552

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Plains Exploration & Production Company

Summary of Open Derivative Positions

at December 31, 2006

Period	Instrument Type	Daily Volumes	Average Price	Index
Sales of Crude Oil Production

2007

Jan - Dec	Put options	50,000 Bbls	$55.00 Strike price	WTI
2008

Jan - Dec	Put options	42,000 Bbls	$55.00 Strike price	WTI

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Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following chart reconciles Net Cash Provided by Operating Activities (GAAP) to Operating Cash Flow (non-GAAP) for the three months and years ended December 31, 2006 and 2005. Management believes this presentation may be useful to investors because it is illustrative of the impact of the Company's derivative contracts and other items. PXP management uses this information for comparative purposes within the industry and as a means of measuring the Company's ability to fund capital expenditures and service debt. This measure is not intended to replace the GAAP statistic but to provide additional information that may be helpful in evaluating the Company's operational trends and performance.

Operating cash flow is calculated by adjusting the GAAP measure of cash provided by operating activities to exclude the gain on termination of the merger agreement, the effect of current income taxes on the gain on the sale of oil and gas properties, cash premium paid on debt extinguishment, cash payment to eliminate 2006 swaps and changes in operating assets and liabilities and include derivative cash flows that are classified as a financing or investing activity in the statement of cash flows. Pursuant to accounting rules certain cash payments with respect to our derivative instruments are required to be reflected as financing or investing activities. The cash flows that were reclassified in the following tables do not include the $593.3 million that we paid in the fourth quarter 2006 to eliminate our 2007 and 2008 collar positions and the $145.4 million that we paid in the second quarter of 2005 to eliminate our 2006 collar positions.

	Three Months Ended December 31,
	2006	2005
	(millions of dollars)
Net cash provided by operating activities (GAAP)	$54.8	$175.1
Changes in operating assets and liabilities	(42.7)	11.8
Current income taxes on gain on sale of oil and gas properties	87.3	—
Cash premium paid on debt extinguishment	35.7	—
Cash payments for commodity derivative contracts that settled during the period that are reflected as investing or financing cash flows in the statement of cash flows	(25.2)	(94.6)

Operating cash flow (Non-GAAP)	$109.9	$92.3

	Year Ended December 31,
	2006	2005
	(millions of dollars)
Net cash provided by operating activities (GAAP)	$675.0	$463.3
Changes in operating assets and liabilities	(108.8)	55.7
Current income taxes on gain on sale of oil and gas properties	142.2	—
Cash premium paid on debt extinguishment	35.7	—
Cash payment to eliminate 2006 swaps	—	147.3
Gain on termination of merger agreement	(37.9)	—
Cash payments for commodity derivative contracts that settled during the period that are reflected as investing or financing cash flows in the statement of cash flows	(122.0)	(314.1)

Operating cash flow (Non-GAAP)	$584.2	$352.2

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Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following table reconciles net income (loss) (GAAP) to net income (loss) excluding certain items (Non-GAAP) for the three months and twelve months ended December 31, 2006 and 2005. This measure excludes certain items that management believes affect the comparability of operating results. Items excluded are generally items whose timing or amount cannot be reasonably estimated or are nonrecurring. Management believes this presentation may be helpful to investors who want to isolate the impacts from oil and gas derivative contracts and stock-based compensation. PXP management uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but to provide additional information that may be helpful in evaluating the Company's operational trends and performance.

	Three Months Ended December 31,
	2006	2005
	(millions of dollars)
Net income (loss) before cumulative effect (GAAP)	$383.6	$70.8
Loss (gain) on mark-to-market derivative contracts	(2.4)	6.9
Cash payments on mark-to-market derivative contracts	(25.4)	(90.7)
Non cash charge to revenue for oil and gas hedges	36.1	23.7
Stock-based compensation	12.7	4.7
Gain on sale of oil and gas properties	(637.5)	—
Debt extinguishment costs	45.1	—
Adjust income taxes	223.0	15.6

Net income (loss) excluding certain items (Non-GAAP)	$35.2	$31.0

	Year Ended December 31,
	2006	2005
	(millions of dollars)
Net income (loss) before cumulative effect (GAAP)	$599.7	$(214.0)
Loss on mark-to-market derivative contracts	297.5	636.5
Cash payments on mark-to-market derivative contracts	(101.0)	(280.0)
Non cash charge to revenue for oil and gas hedges	145.8	82.8
Stock-based compensation	55.4	77.8
Gain on sale of oil and gas properties	(983.0)	—
Debt extinguishment costs	45.1	—
Gain on termination of merger agreement	(37.9)	—
Adjust income taxes	222.9	(198.1)

Net income (loss) excluding certain items (Non-GAAP)	$244.5	$105.0

The cash payments on mark-to-market derivative contracts in the tables above do not include the $593.3 million that we paid in the fourth quarter 2006 to eliminate our 2007 and 2008 collar positions and the $145.4 million that we paid in the second quarter of 2005 to eliminate our 2006 collar positions.

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